CARS.COM INC.

CLAWBACK POLICY

Purpose

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Cars.com Inc. d/b/ Cars Commerce (“Cars Commerce Commerce”) believes that it is in the best interests of Cars Commerce and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces Cars Commerce’s pay-for-performance compensation philosophy. As required pursuant to the listing standards of the New York Stock Exchange (the “Stock Exchange”), Section 10D of the Securities Exchange Act of 1934, as amended, and Rule 10D-1 under the Exchange Act, the Committee has adopted this Clawback Policy (the “Policy”) to empower Cars Commerce to recover Covered Compensation (as defined below) erroneously awarded to a Covered Officer (as defined below) in the event of an Accounting Restatement (as defined below). This Policy also permits Cars Commerce to recover Incentive Compensation awarded to a Covered Officer in the event of Misconduct (as defined below).

Policy Statement

Cars Commerce will recover reasonably promptly from each Covered Officer the Covered Compensation Received (as defined below) by such Covered Officer in the event that Cars Commerce is required to prepare an accounting restatement due to the material noncompliance of Cars Commerce with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, an “Accounting Restatement”). Notwithstanding the foregoing, if a Clawback Exception applies with respect to a Covered Officer, Cars Commerce may forgo such recovery under this Policy (as it pertains to an Accounting Restatement) from any such Covered Officer.

In the event that Cars Commerce suffers significant harm (reputational, financial competitive or otherwise) due to any violation of laws, regulations or Cars Commerce’s policies by a Covered Officer (“Misconduct”), the Committee, after it has considered the costs and benefits of doing so, may require reimbursement or forfeiture of any Incentive Compensation, in an amount determined by the Committee in its sole discretion, received by any Covered Officer during the completed fiscal year immediately preceding the date on which the violation occurs.

Covered Officers

For purposes of this Policy, “Covered Officer” is defined as any current or former “Section 16 officer” of Cars Commerce within the meaning of Rule 16a-1(f) under the Exchange Act, as determined by the Board or the Committee. Covered Officers include, at a minimum, “executive officers” as defined in Rule 3b-7 under the Exchange Act and identified under Item 401(b) of Regulation S-K. Cars Commerce’s CEO and the CEO’s direct reports shall be considered Covered Officers.

Covered Compensation

For purposes of this Policy:

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“Covered Compensation” is defined as the amount of Incentive-Based Compensation (as defined below) Received during the applicable Recovery Period (as defined below) that exceeds the amount of Incentive-Based Compensation that otherwise would have been

Received during such Recovery Period had it been determined based on the relevant restated amounts and computed without regard to any taxes paid.
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Incentive-Based Compensation Received by a Covered Officer will only qualify as Covered Compensation if: (i) it is Received on or after the Effective Date of this Policy; (ii) it is Received after such Covered Officer begins service as a Covered Officer; (iii) such Covered Officer served as a Covered Officer at any time during the performance period for such Incentive-Based Compensation; and (iv) it is Received while Cars Commerce has a class of securities listed on a national securities exchange or a national securities association.
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For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Covered Compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount of such Incentive-Based Compensation that is deemed Covered Compensation must be based on a reasonable estimate of the effect of such Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and Cars Commerce will maintain and provide to the Stock Exchange documentation of such reasonable estimate.
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“Incentive-Based Compensation” is defined as any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (as defined below). For purposes of clarity, Incentive-Based Compensation includes compensation that is in any plan, other than tax-qualified retirement plans, including long term disability, life insurance, and supplemental executive retirement plans, and any other compensation that is based on such Incentive-Based Compensation, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans. Solely with respect to a Covered Officer who has engaged in Misconduct, Incentive-Based Compensation also includes the grant, vesting or payment of any bonus or equity-based compensation, for example, annual bonuses and other short- and long-term cash incentives; restricted stock or stock units; or performance stock or stock units.
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“Financial Reporting Measure” is defined as a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures.
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Incentive-Based Compensation is deemed “Received” in Cars Commerce’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

Recovery Period

For purposes of an Accounting Restatement under this Policy, the applicable “Recovery Period” is defined as the three completed fiscal years immediately preceding the Trigger Date (as defined below) and, if applicable, any transition period resulting from a change in Cars Commerce’s fiscal year within or immediately following those three completed fiscal years (provided, however, that if a transition period between the last day of Cars Commerce’s previous fiscal year end and the first day of its new fiscal year comprises a period of nine to twelve months, such period would be deemed to be a completed fiscal year).

For purposes of an Accounting Restatement under this Policy, the “Trigger Date” as of which Cars Commerce is required to prepare an Accounting Restatement is the earlier to occur of: (i) the date that the Board, applicable Board committee, or officers authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that Cars Commerce is required to prepare the Accounting Restatement or (ii) the date a court, regulator, or other legally authorized body directs Cars Commerce to prepare the Accounting Restatement.

Clawback Exceptions

Cars Commerce is required to recover all Covered Compensation Received by a Covered Officer in the event of an Accounting Restatement unless (i) one of the following conditions are met and (ii) the Committee has made a determination that recovery would be impracticable in accordance with Rule 10D-1 under the Exchange Act (under such circumstances, a “Clawback Exception” applies):

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the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (and Cars Commerce has already made a reasonable attempt to recover such erroneously awarded Covered Compensation from such Covered Officer, has documented such reasonable attempt(s) to recover, and has provided such documentation to the Stock Exchange);
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recovery would violate home country law that was adopted prior to November 28, 2022 (and Cars Commerce has already obtained an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation, and provided such opinion to the Stock Exchange); or
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recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Cars Commerce, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder. For purposes of clarity, this Clawback Exception only applies to tax-qualified retirement plans and does not apply to other plans, including long term disability, life insurance, and supplemental executive retirement plans, or any other compensation that is based on Incentive-Based Compensation in such plans, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.

Prohibition

Cars Commerce is prohibited from paying or reimbursing the cost of insurance for, or indemnifying, any Covered Officer against the loss of erroneously awarded Covered Compensation.

Administration and Interpretation

The Committee will administer this Policy in accordance with the final listing standards adopted by the Stock Exchange, and any applicable Securities and Exchange Commission or Stock Exchange guidance or interpretations issued from time to time regarding such Covered Compensation recovery requirements (the “Final Guidance”), and will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, terminate, construe, modify, replace and/or enforce (in whole or in part) this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in the Policy, subject to the Final Guidance. This Policy is in addition to and is not intended to change or interpret any federal or state law or regulation, Cars Commerce’s Certificate of Incorporation, or Amended and Restated Bylaws. The Committee will review the Policy from time to time and will have full and exclusive authority to take any action it deems appropriate.

The Committee will have the authority to offset any compensation or benefit amounts that become due to the applicable Covered Officers to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and as it deems necessary or desirable to recover any Covered Compensation.

Each Covered Officer, upon being so designated or assuming such position, is required to execute and deliver to Cars Commerce’s Chief Legal Officer an acknowledgment of and consent to this Policy, in a form reasonably acceptable to and provided by Cars Commerce from time to time, (i) acknowledging and consenting to be bound by the terms of this Policy, (ii) agreeing to fully cooperate with Cars Commerce in connection with any of such Covered Officer’s obligations to Cars Commerce pursuant to this Policy, and (iii) agreeing that Cars Commerce may enforce its rights under this Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under this Policy.

This Policy supersedes and replaces any prior clawback policies maintained by Cars Commerce as of the Effective Date. Incentive Based Compensation Received prior to the Effective Date will remain subject to the corresponding prior clawback policy, as applicable.

Disclosure

This Policy, and any recovery of Covered Compensation by Cars Commerce pursuant to this Policy that is required to be disclosed in Cars Commerce’s filings with the SEC, will be disclosed as required by the Securities Act of 1933, as amended, the Exchange Act, and related rules and regulations, including the Final Guidance.

Effective Date: March 20, 2019

Last Updated: October 2, 2023

Policy Contact: Legal Department

Applies to: Cars.com, Inc. and its subsidiaries